HomeTrust Bancshares, Inc. Reports Fourth Quarter and Fiscal Year 2017 Financial Results

ASHEVILLE, N.C., July 26, 2017 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $4.8 million for the fourth quarter of fiscal year 2017, a $1.5 million, or 44.3% increase over net income of $3.3 million for the same period a year ago. The Company's diluted earnings per share increased 31.6% to $0.25 for the quarter ended June 30, 2017 compared to $0.19 per share for the same period in fiscal 2016. Net income totaled $11.8 million for the year ended June 30, 2017 compared to $11.5 million for fiscal 2016. The Company's diluted earnings per share were $0.65 for both years ended June 30, 2017 and 2016. The leading factors in the increase of net income for both periods ended June 30, 2017 were an increase in net interest income from organic loan growth and the acquisition of TriSummit Bancorp, Inc. and its wholly-owned subsidiary TriSummit Bank ("TriSummit"), which outpaced all merger-related expenses. The Company's earnings per share were impacted by the issuance of 765,000 new common shares in conjunction with the TriSummit acquisition on January 1, 2017.
Before merger-related expenses, certain state income tax expenses, gain from the sale of premises and equipment, and an impairment charge on consolidated branches, net of tax benefit:

•	earnings increased 39.9% to $17.1 million for the year ended June 30, 2017 compared to $12.2 million for fiscal 2016; and

•	diluted earnings per share increased 34.4% to $0.94 for the year ended June 30, 2017 compared to $0.70 for fiscal 2016.

For the quarter ended June 30, 2017 compared to the corresponding quarter in the previous year:

•	commercial loan portfolio originations increased $64.8 million, or 70.5% from $92.0 million to $156.8 million;

•	retail loan portfolio originations increased $11.1 million, or 15.4% from $71.8 million to $82.9 million; and

•
organic net loan growth, which excludes loans acquired through acquisitions and purchases of home equity lines of credit ("HELOCs"), increased $36.7 million from $31.4 million (6.9% annualized) to $68.2 million (12.9% annualized).

For the year ended June 30, 2017 compared to the year ended June 30, 2016:

•	commercial loan portfolio originations increased $204.9 million, or 60.9% from $336.7 million to $541.5 million;

•	retail loan portfolio originations increased $38.9 million, or 14.6% from $266.5 million to $305.4 million;

•	organic net loan growth increased $167.7 million from $74.8 million (4.4%) to $242.5 million (14.4%).
“This has been another year of growth and improving financial results for HomeTrust Bank as we executed our in-market acquisition of TriSummit Bank and experienced substantial organic loan growth,” said Dana Stonestreet, Chairman, President and CEO. “Commercial lending and mortgage banking continued to expand across all of our high growth markets, which led to a record year of almost $850 million portfolio loan originations, and over 14% in net organic loan growth. In addition, we look forward to developing and growing our recently announced SBA and equipment finance lines of business to enhance non-interest income and augment commercial loan growth. As we grow our customer base, we will continue to add new products and services to expand our customer relationships.
“It has been five years this month since we converted to stock and began our journey to reinvent our Bank by transitioning from our rural mutual savings bank roots to a regional commercial bank driving growth in six new metro markets. Assets, loans, and core deposits have all increased nearly 100% and have been transitioned to a commercial bank composition, our franchise now covers larger growing markets with a population 500% greater than before, and our net income is beginning to show the impact of this transition.
“We are excited about our progress, but even more excited about the opportunity to accelerate this progress by remaining focused and disciplined on executing our strategic plan to deliver more value to our customers and shareholders,” said Stonestreet.

Income Statement Review
Net interest income was $24.6 million for the quarter ended June 30, 2017 compared to $20.8 million for the comparative quarter in fiscal 2016. The $3.8 million, or 18.3% increase was primarily due to a $4.9 million increase in interest income driven by an increase in average-interest earning assets. Average interest-earning assets increased $358.2 million, or 14.4% to $2.9 billion for the quarter ended June 30, 2017 compared to $2.5 billion for the corresponding quarter in fiscal 2016. The average balance of loans receivable for the quarter ended June 30, 2017 increased $495.6 million, or 27.2% due to the TriSummit acquisition and increased organic loan growth, which was mainly funded by the cumulative decrease of $137.4 million, or 20.5% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets and an increase in average Federal Home Loan Bank ("FHLB") borrowings of $137.5 million, or 28.1% as compared to the same quarter last year. We continue to utilize our leveraging strategy, where additional short-term FHLB borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. Net interest margin (on a fully taxable-equivalent basis) for the three months ended June 30, 2017 increased to 3.53% from 3.43% for the same period a year ago. During the three months ended June 30, 2017 our leveraging strategy produced an additional $848,000 in interest income at an average yield of 1.38%, while the average cost of the borrowings was 0.95%, resulting in approximately $265,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $975,000 in interest income at an average yield of 1.01%, while the average cost of the borrowings was 0.41%, resulting in approximately $579,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.82% and 3.95% for the quarters ended June 30, 2017 and 2016, respectively.
Total interest income increased $4.9 million, or 22.0% for the three months ended June 30, 2017 as compared to the same period last year, which was primarily driven by a $4.9 million, or 24.7% increase in loan interest income. The additional loan interest income was due to the increase in the average balance of loans receivable and a $202,000, or 18.3% increase in the accretion of purchase discounts on acquired loans to $1.3 million for the quarter ended June 30, 2017 from $1.1 million for the same quarter in fiscal 2016. Average loan yields decreased 12 basis points to 4.41% for the quarter ended June 30, 2017 from 4.53% in the corresponding quarter last year. For the quarters ended June 30, 2017 and 2016, the average loan yields included 23 and 24 basis points, respectively, from the accretion of purchase discounts on acquired loans. The overall decline in loan yields compared to a year earlier primarily reflects lower average rates on loans recently originated and the refinancing and repayment of higher yielding loans. Partially offsetting these increases in interest income was a $120,000, or 12.1% decrease in interest income from interest-earning deposits in other banks due to lower average balances.
Total interest expense increased $1.1 million, or 69.3% for the quarter ended June 30, 2017 as compared to the same period last year. This increase was primarily related to average borrowings, consisting of short-term FHLB advances, increasing by $137.5 million to $626.6 million due to funding for loan growth and the TriSummit acquisition, as well as a 54 basis point increase in the average cost of borrowings during the quarter as compared to the same quarter last year. In addition, the TriSummit acquisition was the primary driver of the $161.0 million increase in the average balance of interest-bearing deposits. The overall average cost of funds increased 15 basis points to 0.46% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Net interest income increased $9.5 million, or 11.6% to $91.2 million for the year ended June 30, 2017 compared to $81.7 million for the year ended June 30, 2016. Average interest-earning assets increased $187.5 million, or 7.5% to $2.7 billion for the year ended June 30, 2017 compared to $2.5 billion for fiscal 2016. The $316.3 million, or 17.9% increase in average balance of loan receivables for the year ended June 30, 2017 was due to the TriSummit acquisition and increased organic loan growth, which was mainly funded by the cumulative decrease of $128.8 million, or 17.6% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets and an increase in average FHLB borrowings of $95.3 million, or 19.7%. Net interest margin (on a fully taxable-equivalent basis) for the year ended June 30, 2017 increased 12 basis points to 3.49% from 3.37% for last year. For the year ended June 30, 2017, our leveraging strategy produced an additional $3.6 million in interest income at an average yield of 1.14%, while the average cost of the borrowings was 0.58%, resulting in approximately $1.8 million in net interest income. Our leveraging strategy produced an additional $3.3 million in interest income at an average yield of 0.81% during fiscal 2016, while the average cost of the borrowings was 0.31%, resulting in approximately $2.0 million in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.88% and 3.93% for the years ended June 30, 2017 and 2016, respectively.
Total interest income increased $11.7 million, or 13.3% for the year ended June 30, 2017 as compared to the same period last year. The increase was primarily driven by an $11.6 million, or 14.8% increase in loan interest income and a $196,000, or 13.4% increase in other investment income, which were partially offset by a $178,000, or 4.3% decrease in interest from securities available for sale. The additional loan interest income was due to the increase in the average balance of loans receivable and a $1.6 million increase in the accretion of purchase discounts on acquired loans to $6.1 million for the year ended June 30, 2017 from $4.5 million for fiscal 2016, as a result of early prepayments. Average loan yields decreased 15 basis points to 4.44% for the year ended June 30,

2017 from 4.59% in fiscal 2016. For the years ended June 30, 2017 and 2016, the average loan yields included 29 and 26 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $2.2 million, or 36.5% for the year ended June 30, 2017 compared to last year. This increase was primarily related to the increase in average borrowings and a 32 basis point increase in the average cost of borrowings, resulting in interest expense on borrowings increasing $2.1 million to $3.7 million for the year as compared to last year. The TriSummit acquisition was the leading cause of the $298.6 million increase in the average balance of interest-bearing deposits. The previously mentioned increase in the federal funds rate was the primary driver in the eight basis point increase for the overall average cost of funds.
Noninterest income increased $313,000, or 8.4%, to $4.1 million for the fourth quarter of fiscal 2017 from $3.7 million for the corresponding quarter in fiscal 2016, which was primarily driven by the TriSummit acquisition. Noninterest expense for the quarter ended June 30, 2017 increased $1.9 million, or 9.4%, to $21.7 million compared to $19.8 million for the quarter ended June 30, 2016. Salaries and employee benefits increased $1.2 million, or 11.6%, as a result of the TriSummit acquisition and an increase in stock-based compensation expense primarily driven by the increase in the Company's stock price during the three months ended June 30, 2017 compared to the same period in fiscal 2016. In addition, the TriSummit acquisition led to additional noninterest expenses as shown in the cumulative increase of $1.4 million, or 16.4% in net occupancy expense, core deposit intangible amortization, merger-related expenses, and other expenses. These increases in noninterest expense were partially offset by a $400,000 impairment charge for branches previously closed in the prior fiscal year and a $345,000, or 68.7% decrease in real estate owned ("REO") related expenses for the quarter ended June 30, 2017 compared to the same period last year. For the three months ended June 30, 2017, there was a $212,000 decrease on writedowns and losses from REO sales compared to the corresponding quarter last year; and a $133,000 decrease in REO expenses as a result of fewer REO properties held.
Noninterest income increased $1.9 million, or 14.3%, to $15.4 million for the year ended June 30, 2017 from $13.5 million for the year ended June 30, 2016, primarily due to a $362,000, or 5.4%, increase in service charges on core deposit accounts partially due to the increase in deposit accounts from the TriSummit acquisition, a $576,000, or 18.8% increase in mortgage banking income and fees from increases in brokered loan originations, a $385,000 gain on the sale of a previously closed branch office building, and a $602,000, or 16.1% increase in other noninterest income. Noninterest expense for the year ended June 30, 2017 increased $10.7 million, or 13.6%, to $89.6 million compared to $78.6 million for the year ended June 30, 2016 primarily due to $7.8 million of merger-related expenses related to the TriSummit acquisition. Salaries and employee benefits expense increased $3.9 million, or 9.3% as a result of the TriSummit acquisition and the previously mentioned increase in stock-based compensation expense. As a result of management's continued commitment to reduce operating expenses and the consolidation of six branches during the second quarter of fiscal 2016, there was a cumulative decrease of $773,000, or 5.4% in net occupancy expense; marketing and advertising; and telephone, postage, and supplies. This decrease was offset by a $837,000, or 14.4% increase in computer services as a result of the TriSummit acquisition. In addition, deposit insurance premiums decreased $607,000, or 30.6% due to a decline in the rates charged by the Federal Deposit Insurance Corporation ("FDIC") that occurred during the first quarter of fiscal 2017. REO-related expenses decreased $385,000 as a result of a $234,000 decrease in writedowns and net losses on the sale of REO properties and a $151,000 decrease in REO expenses.
The Company's income tax expense was $2.2 million for the quarter ended June 30, 2017, an increase of $794,000 compared to $1.4 million income tax expense for the quarter ended June 30, 2016. The increase was primarily driven by higher taxable income. The Company's effective income tax rate for the quarter ended June 30, 2017 was 31.6% compared to 29.9% for the quarter ended June 30, 2016.
For the year ended June 30, 2017, the Company's income tax expense was $5.2 million, an increase of $291,000 compared to $4.9 million for the year ended June 30, 2016, as a result of higher income before taxes. For the year ended June 30, 2017 and 2016, the Company incurred a charge of $490,000 and $526,000, respectively, which related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 and to 3.0% in August 2016 once certain state revenue triggers were achieved. The Company's effective income tax rate for the year ended June 30, 2017 was 30.5% compared to 30.0% for the year ended June 30, 2016.
Balance Sheet Review
Total assets increased $488.9 million, or 18.0% to $3.2 billion at June 30, 2017 from $2.7 billion at June 30, 2016. This increase was largely due to the TriSummit acquisition which closed on January 1, 2017. Net loans receivable increased $518.8 million, or 28.6% at June 30, 2017 to $2.3 billion from $1.8 billion at June 30, 2016, primarily due to $258.1 million in loans acquired from TriSummit, $242.5 million in net organic loan growth, and $18.1 million in purchased HELOCs, net of repayments. The increase in borrowings of $205.5 million, or 41.9% and the cumulative decrease of $74.8 million, or 16.9% in cash and cash equivalents, commercial paper and certificates of deposit in other banks during fiscal 2017 were mainly used to fund the TriSummit acquisition, higher yielding loan originations, and purchases of HELOCs. The $9.9 million increase in other investments at cost was a result of additional FHLB stock purchases as required to support additional FHLB borrowings. The cumulative increase of $31.8 million, or 15.3% in premises and equipment, deferred income taxes, bank-owned life insurance, goodwill, and core deposit intangibles were all a direct result of the TriSummit acquisition.

Total deposits increased $245.8 million, or 13.6% during the year ended June 30, 2017 to $2.0 billion at June 30, 2017. The increase was primarily due to the TriSummit acquisition, which increased total deposits by $280.3 million and was partially offset by a managed run off of $56.3 million in higher cost certificates of deposit.

Stockholders' equity at June 30, 2017 increased $37.7 million, or 10.5% to $397.6 million from $360.0 million at June 30, 2016. The increase was primarily driven by $20.0 million in equity consideration paid in the TriSummit acquisition, $11.8 million in net income, $4.2 million representing stock-based compensation, and $3.1 million in exercised stock options. These increases were partially offset by a $2.1 million decrease in accumulated other comprehensive income representing a decrease in unrealized gains on securities available for sale, net of tax. As of June 30, 2017, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.68%, 11.68%, 12.50%, and 9.97%, respectively. In addition, the Company exceeded all regulatory capital requirements as of that date.
Asset Quality
The allowance for loan losses was $21.2 million, or 0.9% of total loans, at June 30, 2017 compared to $21.3 million, or 1.16% of total loans, at June 30, 2016. The allowance for loan losses to gross loans excluding acquired loans was 1.03% at June 30, 2017, compared to 1.30% at June 30, 2016.
There was no provision for losses on loans for the three months or year ended June 30, 2017 and 2016 reflecting continued improvements in our asset quality, offset by loan growth. Net loan recoveries totaled $54,000 for the three months ended June 30, 2017 as compared to $469,000 in net charge-offs for the same period during the prior fiscal year. Net loan charge-offs decreased to $141,000 for the year ended June 30, 2017 from $1.1 million for fiscal 2016. Net recoveries as a percentage of average loans were (0.01)% for the quarter ended June 30, 2017 compared to net charge-offs of 0.10% for the same period last fiscal year. Net charge-offs as a percentage of average loans decreased to 0.01% for the year ended June 30, 2017 from 0.06% for last fiscal year. Our year over year improvements across all credit metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.
Nonperforming assets decreased 18.3% to $20.0 million, or 0.62% of total assets, at June 30, 2017, compared to $24.5 million, or 0.9% of total assets, at June 30, 2016. Nonperforming assets included $13.7 million in nonaccruing loans and $6.3 million in REO at June 30, 2017, compared to $18.5 million and $6.0 million, in nonaccruing loans and REO, respectively, at June 30, 2016.  Included in nonperforming loans are $4.7 million of loans restructured from their original terms of which $3.8 million were current at June 30, 2017, with respect to their modified payment terms. The decrease in nonaccruing loans was primarily due to continued improvement in credit quality throughout the loan portfolio and loans returning to performing status as payment history and the borrower's financial status improved. At June 30, 2017, $6.6 million, or 48.0%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $6.7 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans decreased to 0.58% at June 30, 2017 from 1.01% at June 30, 2016.
The ratio of classified assets to total assets decreased to 1.68% at June 30, 2017 from 2.17% at June 30, 2016. Classified assets decreased 8.8% to $53.8 million at June 30, 2017 compared to $58.9 million at June 30, 2016.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of June 30, 2017, the Company had assets of $3.2 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 3rd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisition of TriSummit might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016(1)
	(Dollars in thousands)
Financial Condition Data:
Total assets	$3,206,533	$3,165,446	$2,774,240	$2,754,109	$2,717,677
Loans held for sale	5,607	4,328	4,998	8,832	5,783
Loans receivable, net(2)	2,330,319	2,260,588	1,934,618	1,860,530	1,811,539
Allowance for loan losses	21,151	21,097	20,986	20,951	21,292
Interest-earning deposits	45,003	43,296	5,044	28,482	22,649
Commercial paper	149,863	169,918	179,939	220,682	229,859
Certificates of deposit in other banks	132,274	138,646	150,147	153,431	161,512
Securities available for sale, at fair value	199,667	211,347	181,049	193,701	200,652
Goodwill	25,638	25,638	13,098	12,673	12,673
Core deposit intangibles	7,173	7,931	5,868	6,486	7,136
Deposits	2,048,451	2,084,759	1,786,165	1,793,528	1,802,696
Checking accounts (noninterest and interest)	779,548	782,059	658,015	650,832	628,910
Other borrowings	696,500	626,000	560,000	536,500	491,000
Stockholders' equity	397,647	390,746	367,776	364,401	359,976
Asset quality ratios:
Nonperforming assets to total assets(3)	0.62%	0.63%	0.78%	0.82%	0.90%
Nonperforming loans to total loans(3)	0.58	0.61	0.82	0.90	1.01
Total classified assets to total assets	1.68	1.67	1.97	2.07	2.17
Allowance for loan losses to nonperforming loans(3)	154.77	152.74	131.11	123.21	114.98
Allowance for loan losses to total loans	0.90	0.92	1.07	1.11	1.16
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.03	1.10	1.16	1.22	1.30
Net charge-offs (recoveries) to average loans (annualized)	(0.01)	(0.02)	(0.01)	0.07	0.10
Capital ratios:
Equity to total assets at end of period	12.40%	12.34%	13.26%	13.23%	13.25%
Tangible equity to total tangible assets(4)	11.57	11.49	12.73	12.70	12.69
Average equity to average assets	12.59	12.36	13.23	13.10	13.11
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At June 30, 2017, there were $4.7 million of restructured loans included in nonaccruing loans and $6.6 million, or 48.0%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, Bank of Commerce, and TriSummit are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended June 30,			Year Ended June 30,
	2017	2016	Difference	2017	2016	Difference
(Dollars in thousands)
Total interest income	$27,291	$22,375	$4,916	$99,436	$87,747	$11,689
Total interest expense	2,724	1,609	1,115	8,245	6,040	2,205
Net interest income	24,567	20,766	3,801	91,191	81,707	9,484
Provision for loan losses	—	—	—	—	—	—
Net interest income after provision for loan losses	24,567	20,766	3,801	91,191	81,707	9,484
Service charges on deposit accounts	1,862	1,749	113	7,042	6,680	362
Mortgage banking income and fees	951	1,061	(110)	3,645	3,069	576
Gain from sale of premises and equipment	—	10	(10)	385	10	375
Gain from sales of securities available for sale	22	—	22	22	—	22
Other noninterest income	1,223	925	298	4,346	3,744	602
Total noninterest income	4,058	3,745	313	15,440	13,503	1,937
Salaries and employee benefits	11,725	10,504	1,221	46,446	42,491	3,955
Net occupancy expense	2,583	2,307	276	9,121	9,106	15
REO-related expenses(1)	157	502	(345)	1,414	1,799	(385)
Core deposit intangible amortization	758	680	78	2,823	2,907	(84)
Merger-related expenses	69	—	69	7,805	—	7,805
Impairment charges for branch consolidation	—	400	(400)	—	400	(400)
Other	6,367	5,410	957	21,983	22,150	(167)
Total noninterest expense	21,659	19,803	1,856	89,592	78,853	10,739
Income before income taxes	6,966	4,708	2,258	17,039	16,357	682
Income tax expense	2,200	1,406	794	5,192	4,901	291
Net income	$4,766	$3,302	$1,464	$11,847	$11,456	$391
______________________________

(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Performance ratios:(1)
Return on assets (ratio of net income to average total assets)	0.61%	0.48%	0.40%	0.42%
Return on assets - adjusted(2)	0.61	0.52	0.58	0.45
Return on equity (ratio of net income to average equity)	4.83	3.68	3.14	3.16
Return on equity - adjusted(2)	4.88	3.96	4.54	3.37
Tax equivalent yield on earning assets(3)	3.91	3.69	3.79	3.62
Rate paid on interest-bearing liabilities	0.46	0.31	0.37	0.29
Tax equivalent average interest rate spread(3)	3.45	3.38	3.42	3.33
Tax equivalent net interest margin(3) (4)	3.53	3.43	3.49	3.37
Tax equivalent net interest margin - adjusted(2)	3.82	3.95	3.88	3.94
Average interest-earning assets to average interest-bearing liabilities	119.99	119.99	120.26	119.25
Noninterest expense to average total assets	2.76	2.90	3.04	2.88
Efficiency ratio	75.66	80.79	84.02	82.82
Efficiency ratio - adjusted(2)	73.98	77.19	75.33	80.27
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(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation for adjustments.

(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(4)	Net interest income divided by average interest earning assets.

Per Share Data

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Net income per common share:(1)
Basic	$0.26	$0.19	$0.66	$0.65
Diluted	$0.25	$0.19	$0.65	$0.65
Adjusted net income per common share:(2)
Basic	$0.26	$0.21	$0.96	$0.70
Diluted	$0.25	$0.21	$0.94	$0.70
Average shares outstanding:
Basic	17,936,511	16,918,916	17,379,487	17,417,046
Diluted	18,568,587	17,136,806	18,014,778	17,606,689
Book value per share at end of period	$20.96	$20.00	$20.96	$20.00
Tangible book value per share at end of period (2)	$19.37	$19.05	$19.37	$19.05
Total shares outstanding at end of period	18,967,875	17,998,750	18,967,875	17,998,750
__________________________________________________

(1)	Basic and diluted net income per common share have been adjusted in accordance with the two-class method.

(2)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	Three Months Ended June 30,
	2017		2016
(Dollars in thousands)	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$2,319,063	4.41%	$1,823,467	4.53%
Interest-earning deposits with banks	165,702	1.14	180,234	1.00
Securities available for sale	207,561	1.92	201,433	1.86
Other interest-earning assets	160,409	2.12	289,431	1.32
Total interest-earning assets	$2,852,735	3.91	$2,494,565	3.69
Interest-bearing deposits	1,750,842	0.28	1,589,795	0.28
Other borrowings	626,631	0.95	489,121	0.41
Total interest-bearing liabilities	$2,377,473	0.46	$2,078,916	0.31
Tax equivalent interest rate spread(1)		3.45%		3.38%
Tax equivalent net interest margin(1) (2)		3.53		3.43

	Year Ended June 30,
	2017		2016
(Dollars in thousands)	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$2,080,490	4.44%	$1,764,229	4.59%
Interest-earning deposits with banks	177,753	1.07	213,011	0.93
Securities available for sale	202,866	1.96	229,287	1.81
Other interest-earning assets	222,847	1.56	289,922	1.09
Total interest-earning assets	$2,683,956	3.79	$2,496,449	3.62
Interest-bearing deposits	1,653,911	0.28	1,610,951	0.28
Other borrowings	577,848	0.63	482,576	0.31
Total interest-bearing liabilities	$2,231,759	0.37	$2,093,527	0.29
Tax equivalent interest rate spread(1)		3.42%		3.33%
Tax equivalent net interest margin(1) (2)		3.49		3.37
__________________________________________________

(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses, nonrecurring state tax expense, gain from the sale of premises and equipment, and impairment charges for branch consolidation; and return on assets ("ROA"), return on equity ("ROE"), and earnings per share ("EPS") excluding merger expenses, nonrecurring state tax expense, gain from the sale of premises and equipment, and impairment charges for branch consolidation; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margin is useful to both management and investors as these measures are commonly used to measure financial institutions performance and performance against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Year Ended
(Dollars in thousands)	June 30,		June 30,
	2017	2016	2017	2016
Noninterest expense	$21,659	$19,803	$89,592	$78,853
Less merger-related expenses	69	—	7,805	—
Less impairment charges for branch consolidation	—	400	—	400
Noninterest expense – as adjusted	$21,590	$19,403	$81,787	$78,453

Net interest income	$24,567	$20,766	$91,191	$81,707
Plus noninterest income	4,058	3,745	15,440	13,503
Plus tax equivalent adjustment	579	626	2,354	2,537
Less realized gain on securities	22	—	22	—
Less gain on sale of fixed assets	—	—	385	10
Net interest income plus noninterest income – as adjusted	$29,182	$25,137	$108,578	$97,737
Efficiency ratio - adjusted	73.98%	77.19%	75.33%	80.27%
Efficiency ratio (without adjustments)	75.66%	80.79%	84.02%	82.82%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total stockholders' equity	$397,647	$390,746	$367,776	$364,401	$359,976
Less: goodwill, core deposits intangibles, net of taxes	(30,157)	(30,635)	(16,795)	(16,759)	(17,169)
Tangible book value	$367,490	$360,111	$350,981	$347,642	$342,807
Common shares outstanding	18,967,875	18,947,176	18,000,750	17,999,150	17,998,750
Tangible book value per share	$19.37	$19.01	$19.50	$19.31	$19.05
Book value per share	$20.96	$20.62	$20.43	$20.25	$20.00

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
(Dollars in thousands)
Tangible equity(1)	$367,490	$360,111	$350,981	$347,642	$342,807
Total assets	3,206,533	3,165,446	2,774,240	2,754,109	2,717,677
Less: goodwill and core deposit intangibles, net of taxes	(30,157)	(30,635)	(16,795)	(16,759)	(17,169)
Total tangible assets(2)	$3,176,376	$3,134,811	$2,757,445	$2,737,350	$2,700,508
Tangible equity to tangible assets	11.57%	11.49%	12.73%	12.70%	12.69%
_________________________________________________________________
(1)    Tangible equity is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,852,735	$27,870	3.91%	$2,494,565	$23,001	3.69%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	245,000	848	1.38%	387,000	975	1.01%
Interest-earning assets - adjusted	$2,607,735	27,022	4.15%	$2,107,565	22,026	4.18%

Interest-bearing liabilities	2,377,473	2,724	0.46%	2,078,916	1,609	0.31%
Additional FHLB borrowings	245,000	583	0.95%	387,000	396	0.41%
Interest-bearing liabilities - adjusted	$2,132,473	2,141	0.40%	$1,691,916	1,213	0.29%

Net interest income and net interest margin		25,146	3.53%		21,392	3.43%
Net interest income and net interest margin - adjusted		24,881	3.82%		20,813	3.95%
Difference		$265	(0.29)%		$579	(0.52)%

	Year Ended June 30, 2017			Year Ended June 30, 2016
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,683,956	$101,790	3.79%	$2,496,449	$90,283	3.62%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	318,000	3,640	1.14%	409,250	3,312	0.81%
Interest-earning assets - adjusted	$2,365,956	98,150	4.15%	$2,087,199	86,971	4.17%

Interest-bearing liabilities	2,231,759	8,245	0.37%	2,093,527	6,040	0.29%
Additional FHLB borrowings	318,000	1,856	0.58%	409,250	1,262	0.31%
Interest-bearing liabilities - adjusted	$1,913,759	6,389	0.33%	$1,684,277	4,778	0.28%

Net interest income and net interest margin		93,545	3.49%		84,243	3.37%
Net interest income and net interest margin - adjusted		91,762	3.88%		82,194	3.94%
Difference		1,783	(0.39)%		2,049	(0.57)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposits in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP net income, ROA, ROE, and EPS as adjusted to exclude merger-related expenses, nonrecurring state tax expense, gain on sale of premises and equipment, and impairment charges for branch consolidation:

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	June 30,		June 30,
	2017	2016	2017	2016
Merger-related expenses	$69	$—	$7,805	$—
Nonrecurring state tax expense	—	—	490	526
Gain on sale of premises and equipment	—	(10)	(385)	(10)
Impairment charges for branch consolidation	—	400	—	400
Total adjustments	69	390	7,910	916
Tax effect	(26)	(144)	(2,646)	(144)
Total adjustments, net of tax	43	246	5,264	772

Net income (GAAP)	4,766	3,302	11,847	11,456

Net income (non-GAAP)	$4,809	$3,548	$17,111	$12,228

Per Share Data
Average shares outstanding - basic	17,936,511	16,918,916	17,379,487	17,417,046
Average shares outstanding - diluted	18,568,587	17,136,806	18,014,778	17,606,689

Basic EPS
EPS (GAAP)	$0.26	$0.19	$0.66	$0.65
Non-GAAP adjustment	—	0.02	0.30	0.05
EPS (non-GAAP)	$0.26	$0.21	$0.96	$0.70

Diluted EPS
EPS (GAAP)	$0.25	$0.19	$0.65	$0.65
Non-GAAP adjustment	—	0.02	0.29	0.05
EPS (non-GAAP)	$0.25	$0.21	$0.94	$0.70

Average Balances
Average assets	$3,133,998	$2,735,256	$2,945,365	$2,741,188
Average equity	$394,527	$358,545	$376,970	$362,916

ROA
ROA (GAAP)	0.61%	0.48%	0.40%	0.42%
Non-GAAP adjustment	—%	0.04%	0.18%	0.03%
ROA (non-GAAP)	0.61%	0.52%	0.58%	0.45%

ROE
ROE (GAAP)	4.83%	3.68%	3.14%	3.16%
Non-GAAP adjustment	0.05%	0.28%	1.40%	0.21%
ROE (non-GAAP)	4.88%	3.96%	4.54%	3.37%
________________________________________________________________________

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total gross loans receivable (GAAP)	$2,352,415	$2,282,278	$1,955,629	$1,881,481	$1,832,831
Less: acquired loans	(374,538)	(403,971)	(169,234)	(192,745)	(220,891)
Adjusted loans (non-GAAP)	$1,977,877	$1,878,307	$1,786,395	$1,688,736	$1,611,940

Allowance for loan losses (GAAP)	$21,151	$21,097	$20,986	$20,951	$21,292
Less: allowance for loan losses on acquired loans	(727)	(474)	(336)	(356)	(361)
Adjusted allowance for loan losses	20,424	20,623	20,650	20,595	20,931
Allowance for loan losses / Adjusted loans (non-GAAP)	1.03%	1.10%	1.16%	1.22%	1.30%